Delta Apparel Elects New Member to Board of Directors

GREENVILLE, SC-January 9, 2012-Delta Apparel, Inc. (NYSE Amex: DLA) today announced the election of Suzanne B. Rudy as a Director by unanimous approval of the Company's Board. Ms. Rudy brings more than 20 years of proven financial, corporate governance and investor relations expertise to the Delta Apparel Board of Directors.

Ms. Rudy is Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary of RF Micro Devices, Inc. (NASDAQ:RFMD), a publicly traded company and leading supplier of semiconductor solutions for the wireless communications market. In addition to her Treasury and Compliance duties, Ms. Rudy is a director for all twelve subsidiaries of RFMD and is a member of the Investor Relations Team presenting to analysts worldwide. Prior to joining RF Micro Devices, Inc. in 1999, she was the Controller for Precision Fabrics Group, Inc., a textile spin-off of the Fortune 500 Company Burlington Industries. Additionally, she spent six years as a CPA and Manager for BDO Seidman, LLP, an international CPA firm. From 2007 through 2010, Ms. Rudy served as a director and chaired the Audit Committee of First National Bank United Corporation and currently serves on the Board of Visitors for Guilford College. She is a Certified Public Accountant holding a BS from the University of California, Santa Barbara and a Master's of Accounting from the University of North Carolina.

“Suzanne brings a wealth of experience to our Company,” commented Robert W. Humphreys, Chairman and CEO of Delta Apparel, Inc. “Her membership on our Board of Directors ensures our Company will continue to benefit from a diversity of experience, expertise and opinions. We are pleased to welcome Suzanne, and are confident she will make a significant contribution to our Board of Directors.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:     Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:    Brendon Frey
ICR, Inc.
(203) 682-8200